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                                                                   EXHIBIT 10.27



               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN
                    CASH OR PHANTOM STOCK INVESTMENT OPTIONS


Each year, directors may elect to defer payment of their fees for that year until termination of their service as a director. Any such election must be made prior to that year's annual stockholder meeting and must specify one of two payment options--lump sum or up to ten annual installments. Effective for May 2001, directors may elect either to have their deferred fees bear interest computed quarterly at the average prime rate for the quarter or to invest their deferred fees (in increments from 10% to 100%) in "phantom" shares of the Company's common stock. Investments in phantom shares will be valued at the NYSE closing price of the Company's common stock on the date non-deferred fees would be payable. Dividends will be credited to deferred phantom shares and will be reinvested in additional phantom shares at the NYSE closing price on the dividend payment date. Directors may change existing deferred compensation investments (from cash to phantom shares or vice versa) each quarter during prescribed window periods. Phantom shares will have no voting rights and may not be sold or transferred. Distributions from phantom shares will be valued at the NYSE closing price of the Company's common stock on the last trading day before the payment date.

PHANTOM STOCK INVESTMENT RULES

- Directors may elect to invest deferred fees in phantom stock in increments of 10% up to 100%. The initial election for investing future fees in phantom stock must be made at the time of the annual deferral election.

- Investments in phantom shares will be valued at the Lafarge Corporation closing price on the New York Stock Exchange on the date that non-deferred fees would be payable. If Lafarge stock is not traded on that date, the shares will be valued at the closing price of the most recent prior trading day.

- Dividends will be credited to the deferred phantom shares on the regular dividend payment dates and will be reinvested in additional phantom shares at the NYSE closing price on the dividend payment date.

- Directors may change existing deferred compensation investments into phantom shares from cash or out of phantom shares to cash only during the 10 business days beginning on the 3rd business day after Lafarge Corporation's public release of quarterly results by providing a written request to the Corporate Secretary. Investments of current deferred balances into or out of phantom shares will be valued at the NYSE closing price on the date that the Corporate Secretary receives the transfer request.

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-       Former directors may continue to change investments of their unpaid deferred compensation balances under the same process. After the former director ceases to be an "Affiliated Person," they may change their investment options in any month. Such investment changes will be effective on the first day of the month following the month in which the Corporate Secretary receives written notice of the investment change. Phantom shares so changed will be valued at the NYSE closing price of the stock on the last trading day of the month in which the notice is received.

- Phantom shares have no voting rights and may not be sold or transferred. The number of phantom shares held in a director's deferred compensation account on December 31 of each year will be included in required disclosures of their holdings.

- In the event that Lafarge Corporation is merged or acquired, or due to any other transaction, the common stock of the corporation is no longer publicly traded, any deferred compensation investments held in phantom shares at the time of such transaction will be converted to cash value at the final trading price on the last day that the stock is publicly traded.

DISTRIBUTIONS OF DEFERRED COMPENSATION

- Distributions will be made in accordance with the election made by the director, either as a lump sum or in up to ten annual installments. The initial distribution will take place on January 31 of the year following the calendar year in which the director's service is terminated. If January 31 is not a business day, the distribution will be on the last business day before January 31.

- Directors may change their distribution election up until one year prior to the date of their termination of board service, by notifying the Corporate Secretary in writing. At the date of termination, the most recent distribution election that has been on file with the Corporate Secretary for at least one full year will be binding.

- All distributions of deferred directors' compensation will be in cash. Distributions from accounts invested in phantom shares will be valued at the NYSE closing price of the stock on the last trading day before the payment dated.

- If a director's deferred compensation account is invested in both cash and phantom shares on the date of an annual installment distribution, the distribution will be subtracted from the cash and stock portions of the account in proportion to the investments. For example, if the account is invested 60% in phantom shares and 40% in cash, the installment will be made 60% from the stock investment and 40% from the cash investment.


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-       In the event of the death of a director or former director prior to the full distribution of his/her deferred compensation account, the entire remaining balance will be paid in cash to the director's beneficiary within 30 days after the Corporate Secretary receives formal certification of the death. If no beneficiary has been designated by the director, the unpaid balance will be paid to his or her estate. Directors or former directors may change their beneficiary designation at any time by providing written notification to the Corporate Secretary.



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